Exhibit 99.1

Westaff Signs Amendment to Credit Facility

WALNUT CREEK, CA, Tuesday, February 24, 2004 - Westaff, Inc. (Nasdaq: WSTF), a leading provider of temporary light industrial, clerical/administrative and call center staff, is pleased to announce that it has signed an amendment to its Multicurrency Credit Agreement.  With the amendment the Company reached a mutually agreeable position with its banking group which returns the Company to compliance with its credit agreement.

The amendment will allow the Company to move forward and focus its efforts on improving operations to take full advantage of the improving economy.  Westaff is also working with its investment advisors to improve its liquidity and financial position.  The agreement allows the Company additional time needed to work to achieve those longer-term financial goals.

“I am optimistic about the opportunities ahead for Westaff,” commented Dwight S. Pedersen, Westaff President and Chief Executive Officer.  “Performance in our international operations remains very strong and we are seeing improvement in our domestic sales as well.  Our direct hire program is off to a good start with first quarter 2004 fees up over 50% as compared to the prior year.  Based on our current outlook, we expect to see annual sales gains of 10% for the current fiscal year.”

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs approximately 150,000 people and services more than 14,000 clients from 265 offices located throughout the U.S., the United Kingdom, Australia, New Zealand, Norway and Denmark. For more information, please visit our web site at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. Forward-looking statements contained herein include, but are not limited to, the statements of Mr. Pedersen regarding sales, programs and the prospects for fiscal 2004.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results of future events could differ materially from estimates.  Among the factors affecting future operating results are: the ability to raise additional capital and the ability to continue as a going concern, credit facilities and compliance with debt covenants, liquidity, possible adverse effects of fluctuations in the general economy, variability of employee-related costs including workers’ compensation liabilities, a highly competitive market, control by a significant shareholder, the volatility of the Company’s stock price, reliance on management information systems, risks related to customers,  variability of operating results and the seasonality of the business cycle, reliance on executive management, risks related to international operations, risks related to franchise agent and licensed operations, uncertain ability to continue and manage growth, reliance on field management, employer liability risks and ability to attract and retain the services of qualified temporary personnel and regulatory mandates, including potential mandated health insurance.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.

ANALYSTS/INVESTORS CONTACT:	Dirk A. Sodestrom
Senior Vice President and
Chief Financial Officer
Telephone: 925/930-5300
e-mail: dsodestrom@westaff.com